EXHIBIT A

Joint Filing Agreement

The undersigned agree that the statement on this Schedule 13G with respect to the common stock of Allspring Multi-Sector Income Fund is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

By: Sit Investment Associates, Inc.

/s/ Roger J. Sit

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Name/Title: Roger J. Sit, Chairman & CEO

By: Sit Fixed Income Advisors II, LLC

/s/ Roger J. Sit

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Name/Title: Roger J. Sit, Chairman & CEO